Exhibit 10.33

FIRST AMENDMENT TO

UNITED CONTINENTAL HOLDINGS, INC.

PERFORMANCE-BASED RSU PROGRAM

WHEREAS, the United Continental Holdings, Inc. Performance-Based RSU Program (the “Program”) has heretofore been adopted by the Compensation Committee (the “Committee”) of the Board of Directors of United Continental Holdings, Inc. to implement in part the “RSU” and “Performance Compensation Award” provisions of the United Continental Holdings, Inc. 2008 Incentive Compensation Plan, as amended from time to time; and

WHEREAS, the Committee is authorized to amend the Program; and

WHEREAS, the Committee desires to amend the Program in certain respects;

NOW, THEREFORE, the Program shall be amended as follows, effective with respect to Performance Periods (as such term is defined in the Program) beginning on or after January 1, 2012:

1. The words “(which may be 0%)” shall be deleted from each of Sections 2.1(ff) and 2.1(ii) of the Program.

2. Section 2.1(kk) of the Program shall be deleted and the following shall be substituted therefor:

“(kk) “Vested Percentage” means, with respect to each Participant for a Performance Period: (i) if the Performance Target for such Performance Period is not satisfied, then zero percent (0%); and (ii) if the Performance Target for such Performance Period is satisfied, then the percentage determined in accordance with the following table (the Administrator may provide for varying percentages (including through straight line interpolation) between levels):

Level of ROIC Achieved	Percentage
Entry Level ROIC	Participant’s Entry Level RSU Percentage
Target Level ROIC	Participant’s Target Level RSU Percentage
Stretch Level ROIC (or higher)	Participant’s Stretch Level RSU Percentage”

3. As amended hereby, the Program is specifically ratified and reaffirmed.